Exhibit 4.1

SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

OF

NEXPOINT CAPITAL, INC.

NexPoint Capital, Inc., a Delaware corporation (the “Company”), has adopted the following plan (the “Plan”), to be administered by DST Systems, Inc. (the “Plan Administrator”), with respect to dividends and other distributions declared by its Board of Directors on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1.    Stockholders of the Company may enroll in the Plan by providing the Plan Administrator with written notice, except that a stockholder may only participate in the Plan, and issuances of shares of Common Stock to a stockholder under the Plan may only occur, if the Company maintains its registration, or an exemption from registration is available, in the stockholder’s state of residence. In addition, a stockholder’s participation in the Plan may be prevented or limited by restrictions imposed by state authorities or regulators. If a stockholder wishes to receive its distributions in cash, no action is required. To enroll in the Plan, a stockholder shall notify the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the applicable distribution. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in shares of Common Stock as provided herein, and no further action shall be required on such stockholder’s part to receive a distribution in shares of Common Stock.

2.    Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date established by the Board of Directors for the distribution involved.

3.    The Company shall use newly-issued shares of Common Stock to implement the Plan. The number of shares of Common Stock to be issued to a Participant (as defined below) at a price determined by the Board of Directors, or a committee thereof, in its sole discretion, that is (i) not less than the net asset value per share of Common Stock determined in good faith by the Board of Directors or a committee thereof, in its sole discretion, immediately prior to the payment of the distribution (the “NAV Per Share”) and (ii) not more than 2.5% greater than the NAV Per Share as of such date.

4.    The Plan Administrator shall establish an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.

5.    Those stockholders whose shares are held by a broker or other financial intermediary may “opt in” to the Plan by notifying their broker or other financial intermediary of their election.

6.    The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payable date. Distributions on fractional shares shall be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the current offering price of shares of Common Stock in effect at the time of termination.

7.    Shares of Common Stock issued pursuant to the Plan will have the same voting rights as shares of Common Stock issued pursuant to the Company’s public offerings. The Plan Administrator shall forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders, and shall vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

8.    In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan shall be used in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

9.    The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan.

10.    Each participant may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than the record date for distributions to stockholders.

11.    Each Participant may terminate his, her or its account by notifying the Plan Administrator in writing, or calling the Plan Administrator’s Interactive Voice Response System at (844) 485-9167. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator at least three days prior to any distribution date; otherwise, such termination shall be effective only with respect to any subsequent distribution. The Plan may be terminated or amended by the Company upon notice in writing mailed to each Participant at least thirty (30) days prior to any record date for the payment of any distribution by the Company. Upon any termination, the Plan Administrator shall credit the Participant’s account for the full shares of Common Stock held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination of his, her or its account to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

12.    These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least thirty (30) days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Company shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of the Common Stock held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

13.    The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it with respect to purchases and sales of the Common Stock under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

14.    These terms and conditions shall be governed by the laws of the State of Delaware.